Above & Beyond Studios, Inc.

Freedom is a revolutionary new suite of products inspiring people to support small, local and black-owned businesses through shopping, couponing and mobile gaming.


Invest Today In
Freedom
Shop. Play. Earn Freedom
freedomrains.com
tv app
mobile app
extension
ABOVE & BEYOND
STUDIOS

Invest

$99 minimum investment

DEADLINE: March 31, 2023

in 2 months

SHARE PRICE
$1.65

TOTAL RAISED
$11,227

VALUATION
$13,682,265

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

ABS Inc. is a SaaS company that focuses on supporting Businesses with entering the next generation of Couponing.

We are a digital marketplace for users to earn top coupons to brands in the community. Our product suite is called Freedom, which is designed to give savings and entertainment through Shopping, Couponing, and Gaming for users.

What is Freedom



a Media & eCommerce Marketplace for Communities



Coupon



Shopping



Gaming



Local


LOCAL SHOP
Coffee
BAKERY
Flower Shop
Bodega

Our Goal

To use coupons to inspire users to shop local and save money, while we support local businesses by possibly creating more revenue for them through deals and our digital media.

PROBLEM

Existing Solutions are Failing

Shoppers want to Support Local more and more everyday. Online shoppers are spending millions of dollars with digital coupons, but due to small businesses' lack of resources and lack of technology they are **unable to support this next generation of local digital shoppers**. We need a fun, media driven experience where they can **Support Local Businesses & Save Money** shopping in an easy, enjoyable, and digital way.

Small businesses are the backbone of America but are **struggling to compete**. We want to help the heroes of our economy **increase visibility and compete** with digital coupons to local brands. Small businesses **need** our services **to market, advertise and show community deals** in a fun and digital way.


Problem:
Shopping Local Online
Online Shoppers Can't
Small Business Owners
• Find Local Deals
• Shop Black-Owned
• Leave Amazon
• Lack Visibility
• Lack Tech
• Can't Compete w/ Amazon

The Future of the e-Commerce Market Is: Local & Digital

- **Merchants:** 86% of US shoppers are planning to buy gifts from small businesses
- **Shopping:**75% of online consumers shop at least once a month
- **Couponing:** 69% of people would switch brands based on a coupon received on a phone
- **Extension:** 63% of online shoppers start on Amazon when searching for products
- **Advertising:** 75% of Millennials purchase decisions are influenced by Social Media

SOLUTION

Above & Beyond Studios, Inc. created the Freedom Suite

Freedom provides a digital connection between local shoppers, online shoppers, and couponers to small merchants and local influencers. Think of it as your very own local couponing shopping assistant online, on Amazon, across social media, on TV and your phone!

Our software guides shoppers to local brands and businesses:

- We provide **Local Shoppers** with deals & coupons when they shop on our website & mobile app
- We provide **Online Shoppers** deals & coupons to e-commerce brands and when they shop on Amazon
- We provide **Mobile Couponers** deals and show users new brands content online and through social media
- We provide **Small Merchants** visibility to advertise on mobile app, website, and browser extension
- We connect **Local Influencers to Small Merchants** for advertising on social media


Solution: Built Freedom
To help local users find, coupon and shop at
Local & Black-Owned Businesses online
Freedom
Local Shoppers
Online Shoppers
Mobile Couponers
Small Merchants
Local Influencers
Built Tech
Website • Mobile App
TV App • Browser Extension

The Freedom Suite

For local brands, we are a one stop shop marketing powerhouse. We help provide visibility, coupon distribution, and marketing services with our products below.


Shop By Category
Shop Local
Best local & Black Deals
Shop with Freedom
Browser Extension
&
Mobile App
GET IT ON
Google Play
COMING SOON TO THE
App Store

Download on:
[Android](#) | [Google Chrome](#) | [Mozilla Firefox](#)

Shop with Freedom:

- Helps small brands, local merchants, and black owned businesses list their products, coupons, and services all in one location.

- Users Shop Deals, Game for Coupons and Get Content from the small business
- Allows users to see small business deals while shopping on Amazon


Freedom
TV+
TV App
&
Influencer Community
Roku
fire tv
Freedom
TV+
What Is a Stock - Stocks For Dummies
What Is a Stock - Stocks For Dummies I
Next Up For You
2 of 20
The Secret Gems

Download on:
Roku TV | **Amazon Fire TV**

FreedomTV+ helps shoppers and small businesses by:

- Providing media to watch, share & learn from, created by Freedom influencers
- Creating online digital deals and coupons to use and advertise
- Video ad spots & low affordable pricing for scalable marketing
- Marketing products on social media and with influencer promotions

"This is such a great app! I've been using Honey and [now] Capital One Shopping for a few years. I only used them for coupons, but they're not user friendly. With Freedom, I've already been able to look up local stores, checked out their websites and it just could not be simpler! I'm a new user, but I can't wait to start saving on my online shopping."

- Abimalec M.
Freedom User

FREEDOM SUCCESS TO DATE

- Freedom has over **1,350 app downloads**
- Freedom TV+ is currently on **Roku TV** and **Amazon Fire TV**
- Freedom TV+ hosts over **50+ influencers & creators** on the network
- Freedom TV+ network content has over **100k views** on Roku & Amazon Fire TV
- Shop with Freedom is currently on **Google Chrome, Mozilla Firefox & Android**
- Shop with Freedom has over **300+ businesses** on the extension, mobile app & website
- Shop with Freedom currently price tracks items at major retailers including **Amazon, Macy's, Chewy, Target and more!**

PRESS MENTIONS


Freedom
Freedom

Patch Media: Boston Startup Looking to Help Local & Minority Small Businesses

BUSINESS MODEL

We are a B2C & B2B SaaS company that sells products and services to consumers while selling store listings & ad placements to businesses. 4 Main Revenue Streams.

- **Monthly Subscriptions**
  Store Listing Fee - $15/month
- **Product Sales**
  Transaction Commission - 15% per transaction
  Affiliate Commission - 4-15% per transaction
- **Advertising** (on app, website, extension, and tv)
  Ad Placement - starts at $4.99


Business Model Plan
4 main revenue streams
Store Listing Fee
charge $15 a month
Amazon Affiliate
4-15% commission on
each Amazon transaction
Freedom
Transaction Fee
15% commission on
each transaction
Advertising
starts at $4.99 per month
not including mobile gaming in-app purchases

We plan to expand into a 5th revenue stream, NFT sales for our Freedom TV+ influencers, allowing them to sell NFT's on Freedom's OpenSea account while we collect a 20% sales commission in Ethereum Cryptocurrency.

ABS Inc.

MARKET

The market size for Freedom's opportunity is $320 Billion. This market includes digital marketing, digital streaming and mobile gaming.

The Freedom suite is positioned at the center of **Digital & Future Thinking Markets**, primed and ready to support the next generation of shopping.

Couponers: Millennials, working women and college students look for coupons the most while shopping out of all demographics.

Mobile Gamers: Millennials, working women and college students play mobile games the most out of all demographics.

Our Target customer is people within the community who like to save money, coupon, or play games.

Market Size: $320B

- Mobile Gaming - $136 Billion Market
- Digital Marketing Size - $155 Billion Market
- Digital Streaming Market Size - $29 Billion Market

Go-To Market Strategy

Our Go-To-Market Strategy has a combination of software sales techniques with product-led growth.

- Hyper-localized go-to-market agenda
- Focus on building online customer communities
- Improving local sales scalability by decreasing costs
- Strong social selling that accelerates growth

Advantages for Freedom

1. **Word of Mouth:** We anticipate our most prominent users to be millennial shoppers, Gen-Z shoppers, college students, parents who coupon, and people interested in shopping local and black-owned in Boston.
2. **FreedomTV+ Influencers:** We are partnered with 50+ influencers & creators based in Boston & major metros ready to use the reach of their networks and social followings to promote our community and products.
3. **Partnerships:** Small business groups and expos have a high target market and volume of consumers focused on our mission to serve small businesses.
4. **Public Relations:** Freedom is developing more relationships with towns, cities and local organizations to help more people shop local businesses and town centers at scale.



Customer Acquisition
Reaching Users
MA College Campuses
Online Social Groups
Digital Coupon Sharing
Coupon Communities
Gaming Communities
Reaching Businesses
Small Business Expos
Partnerships
Organic, Social Media
Sharing their Coupons

SUMMARY OF INVESTMENT RATIONALE

- Freedom is Shopping, Entertainment, Media, and Cashback capabilities
- We help conscious shoppers save money shopping local and minority businesses
- Freedom has a 50+ Influencer Community poised for rapid growth

TEAM



Aman Stuppard
Chief Executive Officer
Founder

Aman is a community focused entrepreneur, founder, board member and investor. Born in Morristown, NJ, raised in Mattapan, MA and schooled in West Roxbury, MA, Aman has found his home in Boston. He currently serves as an Alumni Council Member of the Steppingstone Foundation, which is a non-profit he also participated in that helps Inner City Youth attend and succeed at prestigious high schools & colleges in the Greater Boston Area. Formerly, he was a Tennis Instructor at Sportsmen's Tennis Club in Dorchester, Massachusetts. He is also currently a Board Member of Urban Golf Club Corp, a non-profit that helps Boston Inner City Youth learn the game of Golf along with financial literacy courses with a mission to help bridge the social and economic gaps in our neighborhoods.

Aman attended the Roxbury Latin School, a top independent high school in West Roxbury, MA and matriculated to Trinity College where he majored in Political Science. At Trinity, Aman was a 2 time National Qualifier and 1 time Track & Field All American. During and after college he worked in Commercial Real Estate before leaving for Above & Beyond Studios full time in Late 2020. As a former Commercial Real Estate Professional for JLL, CBRE & National Development, he worked in asset management, property management, office brokerage, industrial brokerage and investment sales in the Boston & Hartford markets.

Also a serial entrepreneur, he is an Investor & Partner at We Belong Here, an Event Company based in Miami that creates sophisticated, music-driven experiences in unique settings across the globe. Aman is also an Avid Crypto Investor who believes that everything will be run on blockchains and Ethereum will be the Internet 2.0! At Above & Beyond Studios, Aman leads the Operations, Finance and Product teams.



Steffan Jackson
Chief Innovation Officer
Founder

Steffan is a veteran serial entrepreneur who strives to make a difference in the community. In college he co-founded and led the fundraising efforts for a non-profit called Make-A-Change Incorporated (MAC Inc.) This Charity serves the community by assisting fostered & Dept. of Children & Families (DCF) children by providing positive role models to show a new path and experience in the children's lives. MAC Inc. also makes a difference by helping children get adopted from DCF.

Steffan attended University of Massachusetts Lowell (UMass Lowell) and majored in Marketing and Business Administration. At UMass Lowell, he led M.A.L.E.S, a collegiate club brought to gather to uplift men of color in business, as the Community Chair board member. During college, Steffan also competed on the Division 1 Track Team and lead the Varsity Club Basketball Team to the NCAA Club Final Tournament.

After college, he started his career in the tech industry working for Versatile Technologies as a Business Development Rep, before moving on to Oracle (NYSE:ORCL). For 3 years he cultivated his sales expertise as an Account Executive specializing in analytics & big data in the State and Local Government sector. He was then recruited by Talend (NYSE:TLND) as an Account Executive and spent a year there furthering his specialty of data analytics sales. He currently serves as a Board Member of Urban Golf Club Corp a non-profit that helps Boston Inner City Youth learn the game of golf along with financial literacy courses in efforts to help bridge the social and economic gaps in our inner city Boston neighborhoods.

At Above & Beyond Studios Inc, Steffan leads the Sales, Marketing, Advertising & Media teams.



Ty Holland
Chief Technology Officer
Founder



Albert Leung
Head of Crypto
Co-Founder

Ty Holland leads the Engineering & Web Development team and is responsible for managing our tech stack. Ty started as a Web Developer for his first 4 years out of college at Aramak and Artfact creating eCommerce marketplaces and auction sites. He later spent 5 years as a Front End Developer for an eCommerce site called Smartpak.

He then moved on to join WHOOP as a Software Engineer. During his time at WHOOP, a startup which creates health and fitness trackers, the company reached Unicorn status with a valuation of $1.2 Billion. He then pursued an opportunity to become the Web Engineering Team Lead at a startup in Boston called BusRite which aimed to revolutionize the Busing & Transportation Industry for schools. This past year he recently joined Sweet.io, a start up that creates NFTS and digital collectibles for brands and artists, as a Senior App Developer.

Ty enjoys spending time with his lovely family, building amazing tech products, watching anime and is a die-hard NBA basketball fan.

Albert Leung was the first advisor of Above & Beyond Studios and has seen it mature from a couple projects to a growing company. He has over 30 years of experience in software engineering, 15 years of iOS and Android application development and over 5 years of bitcoin mining experience. Albert was the first coder recruited by the co-founder's and developed the MVP of the Freedom iOS app. Now, he is now the Head of Crypto and leads all cryptocurrency implementation & projects.

He spent the first 14 years of his career as a Data Control Engineer for the Massachusetts Highway Department and then moved to the software creation side working as Project Engineer for Biscom. He later joined Aegro, Inc as the iOS Software Engineer Team Lead and is currently a Team Lead on Zipcar's mobile application engineering team.

Albert enjoys mining crypto, working on revolutionary platforms & technologies and is also the founder of an Indie Gaming Studio called Whifflebird Studios, with two games in the iPhone App Store.



John Pavain
VP of Finance & Data

John Pavain is currently the Economic Consultant for the Executive team at Travelers Insurance. He specializes in data modeling and is responsible for forecasting, analyzing and recommending market segmentation changes for national and international pricing strategies. He started his career in finance including internships in investment banking, at a national REIT and the insurance company he is working for today. In his time at Travelers, he has gained valuable experience evaluating and proposing new economic indices and creating economic data analytics tools. He has been vital in establishing our Data collection and modeling as well as preparing our financial projections.



Stanley Ovile
VP of People

Stanley Ovile is the Owner & CEO of Evolve by Faith, a mindfulness, wellness & coaching company founded to help individuals find their purpose and help them achieve their goals while creating a better lifestyle. He formerly worked as a Senior Managed Care Coordinator at Beth Israel Lahey Health. In his role at Beth Israel, he manages and trains the Care Coordination Team which identifies opportunities and strategies to better coordinate patient care within Beth Israel's network. He is now currently an SDR for Quickbase, an app development platform for businesses. At ABS, Stanley leads our People team which trains and develops our employees while maximizing employee value through talent acquisition, employee onboarding, talent management, total rewards, employee experience and culture.



Brittany Mahan

Producer

Brittany is the Founder & CEO of Beautiful Broken TV, a network dedicated to helping people see the true beauty in themself. Through her podcast, radio show, YouTube Channel & events she is able to connect and inspire her guests. She got her start at NESN, as a production intern and worked her way up to Stage Manager for the Boston Red Sox & Boston Bruins. At NESN, she was a Producer for on-air talent and executed the promotional readings throughout the broadcasts. In college, she moved from Radio to Television as an ESPN sideline reporter for UMass Lowell & Bridgewater State Men's & Women's basketball teams She is currently active as a director in several fundraisers and non profits, such as Punch 4 Parkinsons and Boston Fashion Awards. Brittany is extremely skilled and talented in leading, hosting, and producing content which makes us proud to have her on our team managing our content production and media partnerships.



Ronny Pena

Producer

Ronny is an entrepreneur currently focused on music & podcast production. He got his start at The Record Co., a non-profit in Dorchester, MA which serves as a dedicated community music workspace. Ronny is now a Content Creator, Game Streamer & Podcast host under the pseudonym Ronny LLAMA, which stands for Ronny "Love Life And Make Art". His Brand, LLAMA, is branching into new territory as he recently created a bookclub called "Love Life And Read Books". Ronny is a producer for ABS and leads the video streaming, podcast production and videography.



Ayonna Stuppard

Video Editor & Producer

Ayonna is currently a student at Stonehill College in Easton, MA featuring on the Women's Tennis Team. She is the video editor and a producer for ABS, Inc. who helped direct the first season of Secret Gems, a show highlighting local shops in Boston on Freedom TV+. Ayonna has a strong online & social media presence and owns her own Sneaker Design Reselling Brand and a Social Media & Pop Culture focused YouTube channel with several viral hits. She brings her energy, speed and impactful influence into all the work she accomplishes.

ADVISORY BOARD

We've been very fortunate to have such a strong and supportive board starting in this early phase. For brevity, we've included below:



Amanda Strong
President of the Board

Director of Asset Management at MIT Investment Management Company
Director for New Boston Fund's Urban Strategy America Fund
Trustee at Babson University

- MIT M.S. in Real Estate Development
- Advanced Professional Certificate in Real Estate from New York University
- Babson University B.S. in Business Administration

Amanda is a founding member and former President of AAREP-New England, and former Treasurer and board member of Nuestra Comunidad Development Corporation. Amanda is also a member of the Real Estate Executive Council (REEC) and current President of the Above & Beyond Studios, Inc Board of Directors.



Ralph Jordan
Vice President of the Board

UMass Lowell Professor & Lecturer
Fellow for the University's DifferenceMaker Program
Faculty Advisor for the MALES Student Organization
Faculty Advisor for the Dean's Student Leadership Council

- Northeastern M.S. in Leadership & Organization Development
- Northeastern B.S. in Business Management
- Owner at the Productivity Factory
- Former CFO Verna Myers Consulting

Ralph has held management and leadership positions in business, education and across industries. He's a Lecturer within UMass Lowell's Manning School of Business, and the current President of the Board for Rogers Hall and Vice President of the Board for Above & Beyond Studios, Inc.



Betsy Kruger
Secretary of the Board

Owner at Granbury Gardens Bed & Breakfast
Harvard University Faculty - Economics Department

- Gordon College B.S. in Business Administration

Betsy is a bright spirit who spent over 25+ years at the prestigious Harvard University working in the Econ Department as a Manager. Betsy is now retired and owns a Bed and Breakfast called Granbury Gardens. She is also the Secretary of the Board for Above & Beyond Studios Inc.



Andy Stuppard
Treasurer of the Board

Manager at TERC
Treasurer at GTOMi

- Fairleigh Dickinson B.A. in Business Administration

Andy is a dedicated managerial and financial professional who is the Treasurer of GTOMi and has been a Manager at TERC for 20 years. Andy is a lifelong coach and trainer of fitness and sports ranging from basketball & racquetball to cycling and mountain biking. He is also the Treasurer of the Board for Above & Beyond Studios Inc.

USE OF PROCEEDS

If the offering's maximum amount of $498,234 is raised:

Use	Value	% of Proceeds
Employees (Including Hiring)	$300,366	60.3%
Product Development	$118,455	23.8%
Office Space	$40,000	8.0%
Legal Council	$15,000	3.0%
Intermediary fees	$24,413	4.9%

TERMS

This is an offering of Series B Common Stock, under registration exemption 4(a)(6), in Above & Beyond Studios, Inc.. This offering must raise at least $10,000 by March 31, 2023 at 9:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Above & Beyond Studios, Inc. may issue additional securities to raise up to $498,234, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

8,594,242 shares
× $1.65 per share

$14,180,499 implied valuation

PITCH DECK

Above & Beyond Studios, Inc. Pitch Deck

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on August 19, 2022
- Form C/A on October 7, 2022
- Form C/A on October 17, 2022
- Form C/A on November 29, 2022
- Form C/A on December 14, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

Dec 14, 2022	Filed Form C/A
Nov 29, 2022	Filed Form C/A
Oct 17, 2022	Filed Form C/A
Oct 7, 2022	Filed Form C/A
Aug 19, 2022	Primary offering of 301,960 shares at $1.65
Aug 19, 2022	Filed Form C
Apr 30, 2022	Primary offering finalized, selling 22,282 shares
Feb 17, 2022	Primary offering of 648,484 shares at $1.65

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